As filed with the Securities and Exchange Commission on February 24, 2000
                                                      Registration No. 333-92913


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO.1 TO THE FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ALAMOGORDO FINANCIAL CORPORATION
                 (Name of Small Business Issuer in its Charter)

            Federal                      6712                  74-2819148
(State or Other Jurisdiction of    (Primary Standard        (I.R.S. Employer
Incorporation or Organization) Industrial Classification) identification number)

                                 500 10th Street
                             Alamogordo, New Mexico
                                 (505) 437-9334
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                               R. Miles Ledgerwood
                      President and Chief Executive Officer
                                 500 10th Street
                          Alamogordo, New Mexico 88310
                                 (505) 437-9334
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                 Eric Luse, Esq.
                             Kenneth R. Lehman, Esq.
                      Luse Lehman Gorman Pomerenk & Schick
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| Registration Number 333-92913

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                                          CALCULATION OF REGISTRATION FEE

                                                                  Proposed          Proposed maximum
        Title of each class of            Amount to be        maximum offering         aggregate            Amount of
     securities to be registered           registered         price per share      offering price (1)    registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value per       1,101,643 shares         $10.00               $11,016,430              (2)
share
-------------------------------------- -------------------  -------------------- ----------------------  ----------------
Participation Interests                        (3)                                                             (4)
====================================== ===================  ==================== ======================  ================

------------------------------------
(1)  Estimated solely for the purpose of calculating the registration fee.
(2) The registration fee of $3,063 was paid on December 16, 1999, upon the initial filing of the Registration Statement.
(3) Includes an indeterminate number of interests to purchase the Common Stock pursuant to the Alamogordo Federal Savings and Loan Association 401(k) Profit Sharing Plan.
(4) The securities of Alamogordo Financial Corporation to be purchased by the Alamogordo Federal Savings and Loan Association 401(k) Profit Sharing Plan as adopted by the Alamogordo Federal Savings and Loan Association are included in the amount shown for Common Stock. However, Pursuant to Rule 457(h) of the Securities Act of 1933,as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such plan.

PART II:          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers

     Generally, federal regulations define areas for indemnity coverage for federal mid-tier holding companies, as follows:

     (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the company shall be indemnified for:

          (i) Any amount for which that person becomes liable under a judgment in such action; and

          (ii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgement in such enforcement action.

     (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

          (i) Final judgment on the merits is in his or her favor; or

          (ii) In case of:

               a.      Settlement,
               b.      Final judgement against him or her, or
               c. Final judgement in his or her favor, other than on the merits,

          if a majority of the disinterested directors of the company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the company. However, no indemnification shall be made unless the company gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

     (c) As used in this paragraph:

          (i) "Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii) "Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

          (iv) "Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25.          Other Expenses of Issuance and Distribution
                                                                      Amount


*        Legal Fees.........................................  $      100,000
*        Printing, Mailing and Photocopying.................         125,000
*        Appraisal and Business Plan Fees and Expenses......          25,000
*        Accounting Fees and Expenses.......................         100,000
**       Marketing Fees and Expenses........................         135,000
***      Filing Fees (SEC and OTS) and Expenses.............          40,000
*        Blue Sky...........................................          10,000
*        Miscellaneous Expenses.............................          65,000
                                                              --------------
**       Total .............................................  $      600,000
                                                              ==============

--------------------
*    Estimated
** Alamogordo Federal Savings and Loan Association and the Company have retained Keefe Bruyette & Woods("Keefe Bruyette") to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been
     assumed   that  Keefe   Bruyette   will   receive  fees  and  expenses  of
     approximately $100,000, exclusive of its out of pocket expenses of $35,000. *** Includes Edgarization fees.

Item 26. Recent Sales of Unregistered Securities.

     Not Applicable.


Item 27. Exhibits and Financial Statement Schedules:


     (a) List of Exhibits

     The index of exhibits immediately preecedes the exhibits attached to this registration statement.

     (b) Financial Statement Schedules

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 28. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement of securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Alamogordo, State of New Mexico on February 23, 2000.

                                      ALAMOGORDO FINANCIAL CORPORATION


                             By:      /s/ R. Miles Ledgerwood
                                      ---------------------------------
                                      R. Miles Ledgerwood
                                      President and Chief Executive Officer
                                      (Duly Authorized Representative)

                                       POWER OF ATTORNEY

     We, the undersigned directors and officers of Alamogordo Financial Corporation (the "Company") hereby severally constitute and appoint R. Miles Ledgerwood, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said R. Miles Ledgerwood may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said R. Miles Ledgerwood shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

       Signatures                    Title                           Date

/s/ R. Miles Ledgerwood   President, Chief Executive           February 23, 2000
R. Miles Ledgerwood       Officer and Director (Principal
                          Executive Officer)



/s/ Norma J. Clute        Chief Financial Officer and          February 23, 2000
Norma J. Clute            Treasurer (Principal Financial
                          and Accounting Officer)



/s/ Robert W. Hamilton    Chairman of the Board                February 23, 2000
Robert W. Hamilton


/s/ S. Thomas Overstreet   Director                            February 23, 2000
S. Thomas Overstreet


/s/ Marilyn L. Mott        Director                            February 23, 2000
Marilyn L. Mott


/s/ Earl E. Wallin         Director                            February 23, 2000
Earl E. Wallin

As filed with the Securities and Exchange Commission on February 24, 2000
                                                      Registration No. 333-92913
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549















                      ------------------------------------





                                    EXHIBITS
                                       TO
                      POST-EFFECTIVE AMENDMENT NO. 1 TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2




                      ------------------------------------
















                        ALAMOGORDO FINANCIAL CORPORATION





================================================================================

                                  EXHIBIT INDEX

1.1 Engagement Letter between Alamogordo Financial Corporation and Charles Webb & Co.*

1.2  Form  of  Agency   Agreement  among  Alamogordo   Financial   Corporation.,
     Alamogordo Federal Savings and Loan Association, and Charles Webb & Co.*

2    Alamogordo Financial Corporation Stock Issuance Plan*

3.1  Amended Stock Holding Company Charter of Alamogordo Financial Corporation

3.2  Bylaws of Alamogordo Financial Corporation*

4    Form of Common Stock Certificate of Alamogordo Financial Corporation*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

10.1 Form of Employee Stock Ownership Plan*

21   Subsidiaries of the Registrant*

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)*

23.2 Consent of The Accounting & Consulting Group, L.L.P. with respect to Report on Financial Statements*

23.3 Consent of RP Financial, LC.*

24   Power of Attorney (set forth on Signature Page)*

27   EDGAR Financial Data Schedule*

99.1 Agreement between Alamogordo Financial Corporation and RP Financial, LC.*

99.2 Business Plan Agreement between Alamogordo Financial Corporation and RP Financial, LC.*

99.3 Appraisal Report of RP Financial, LC.(separately filed)**

99.4 Marketing Materials*

99.5 Order and Acknowledgment Form*
------------------------------------
*    Previously filed.
** Paper copy of this Exhibit was filed supplementally pursuant to Rule 202 of Regulation S-T.

                                   EXHIBIT 3.1

                                                                Charter No. 6544

                           ALAMOGORDO FINANCIAL CORP.

                          STOCK HOLDING COMPANY CHARTER


     Section 1. Corporate Title. The full corporate title of the company is Alamogordo Financial Corp. (the "Company").

     Section 2. Duration. The duration of the Company is perpetual.

     Section 3. Purpose and Powers. The purpose of the Company is to pursue any or all of the lawful objectives of a federal mutual savings bank holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office").

     Section 4. Capital Stock. The total number of shares of all classes of the capital stock which the Company has authority to issue is 30,000,000 of which 20,000,000 shares shall be common stock, par value $0.10 per share, and of which 10,000,000 shares shall be serial preferred stock. The shares may be issued from time to time as authorized by the board of directors without further approval of shareholders, except as otherwise provided in this Section 4 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Company), labor, or services actually performed for the Company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the Company that is transferred to common stock or paid in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

     Except for shares issued in the initial organization of the Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to the parent mutual holding company) of the Company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

     Nothing contained in this Section 4 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, and there shall be no cumulation of votes for the election of directors. Provided, that this restriction on voting separately by class or series shall not apply:

     (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

     (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Company with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Company if the preferred stock is exchanged for securities of such other corporation:
          Provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

     (iii)To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 4 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Company in a merger or consolidation for the Company, shall not be considered to be such an adverse change.

     A description of the different classes and series of the Company's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:

     A. Common Stock. Except as provided in this Section 4 (or in any supplementary sections thereto) the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors, unless the charter otherwise provides there shall be no such cumulative voting.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

     In the event of any liquidation, dissolution, or winding up of the Company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Company available for distribution remaining after: (i) payment or provision for payment of the Company's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Company. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

     B. Preferred Stock. The Company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

     (a)  The   distinctive   serial   designation  and  the  number  of  shares
          constituting such series;

     (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

     (c)  The voting powers, full or limited, if any, of shares of such series;

     (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

     (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company;

     (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

     (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (h) The price or other consideration for which the shares of such series shall be issued; and

     (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

     Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

     The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

     Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the Company shall file with the Secretary to the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

     Section 5. Preemptive Rights. Holders of the capital stock of the Company shall not be entitled to preemptive rights with respect to any shares of the Company which may be issued.

     Section 6. Directors. The Company shall be under the direction of a board of directors. The authorized number of directors, as stated in the Company's bylaws, shall not be fewer than five nor more than fifteen except when a greater or lesser number is approved by the Director of the Office, or his or her delegate.

     Section 7. Certain Provisions Applicable for Five Years. Notwithstanding anything contained in the Company's charter or bylaws to the contrary, for a period of five years from the date of the completion of the conversion of Alamogordo Federal Savings and Loan Association from mutual to stock form, the following provisions shall apply:

     A. Beneficial Ownership Limitation. No person other than the parent mutual holding company shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under 574.3(c)(l)(vi) of the Office's regulations.

     In the event shares are acquired in violation of this Section 7, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

     For purposes of this Section 7, the following definitions apply:

     (1) The term "person" includes an individual, a group acting in concert; a corporation, a partnership, a savings bank, a savings and loan association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

     (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

     (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

     (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

     B. Call for Special Meetings. Special meetings of stockholders relating to changes in control of the Company or amendments to its charter shall be called only upon direction of the Board of Directors.

     Section 8. Amendment of Charter. Except as provided in Section 4, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is proposed by the board of directors of the Company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.